UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 9, 2010

PREMIERE PUBLISHING GROUP, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-52047	11-3746201
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

264 Union Blvd., First Floor-Totowa NJ 07512
________________________________________

(Address of Principal Executive Officers)                  (Zip Code)

Registrant's telephone number, including area code: 973-390-0072

________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01	Entry into a Material Definitive Agreement

On August 4, 2010, the Company entered into a Share Award Agreement with Pat LaVecchia . This Agreement evidences the grant to the Participant of the right to receive up to ten (10%) of the fully diluted shares of common stock of the Company based on the issued and outstanding common shares of the company par value $0.0001 per share, on certain terms and conditions. The dates for calculating the amount of shares to be issued will start on the date herein and end on January 10, 2011.

On August 4, 2010, the Company entered into a Share Award Agreement with Chris Giordano . This Agreement evidences the grant to the Participant of the right to receive up to ten (10%) of the fully diluted shares of common stock of the Company based on the issued and outstanding common shares of the company par value $0.0001 per share, on certain terms and conditions. The dates for calculating the amount of shares to be issued will start on the date herein and end on January 10, 2011.

On August 4th, 2010, the Company entered into an Indemnification Agreement with Mr. Pat LaVecchia  and Chris Giordano (the “Indemnitee”) both as Co-Chairman and members of the Board of the Directors of the Company.

With effective date of August 15, 2010 the Company entered into a Consultant Agreement with Bold Horizon Entertainment LLC.,(Consultant). Consultant to provide services related to and in support of efforts in which Consultant has expertise which include the development and ongoing production of web-based television series, website content development and public relations efforts in the entertainment sector;

Item 3.02 Unregistered Sales of Securities

1.             The Board of Directors duly adopted the following resolutions:
Omar Barrientos, Chief Executive Officer of Premiere Publishing Group, Inc, a Nevada corporation (hereinafter called the “Corporation”), pursuant to the provisions of General Corporation Law of the State of Nevada, hereby makes this Certificate of Designation under the corporate seal of the Corporation and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation: resolved, that there shall be a series of shares of the Corporation designated “Class D Redeemable Preferred Stock” (the “Class  D Preferred”); that the number of shares of such series shall be One Hundred Thousand (100,000) and that the rights and preferences of such Class D Redeemable Preferred and the limitations or restrictions thereon, shall be as set forth herein;

The following shall be adopted and incorporated by reference into the foregoing resolutions as if fully set forth therein:

Number of Shares. The number of shares constituting the Class D Redeemable Preferred is hereby fixed at One Hundred Thousand (100,000). Stated Capital. The amount to be represented in stated capital at all times for each share of Class D Redeemable Preferred shall be its par value of $.0001 per share (“Stated Capital”).

2.           The Company entered into an Agreement with Birchwood Capital Advisors Group, Inc., where Birchwood Capital Advisors Group, Inc. has purchased 100,000 shares of the Class D Redeemable Preferred Stock of Premiere Publishing Group, Inc., for the amount of $40,000, with closing occurring August 10, 2010.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arragements of Certain Officers.

On August 4th, 2010 the Board of Directors elected Chris Giordano as Co-Chairman of the Company and a member of the Board of the Directors of the Company to become effective immediately and for a period until at least August 4th, 2013 as Co- Chairman of the Board.

On August 4th, 2010 the Board of Directors elected Pat LaVecchia as Co-Chairman of the Company and a member of the Board of the Directors of the Company to become effective immediately and for a period until at least August 4th, 2013 as Co- Chairman of the Board.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws.

On August 4, 2010, the Company effected and duly filed an Amendment to its Articles of Incorporation with the Nevada Secretary of State File number 20100582925-34, which is incorporated by reference hereto. The Amendment increases the number of authorized shares of Common Stock  (par value 0.001) from 75 Million shares to 100 Million shares.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Share Award Agreement with Pat LaVecchia
10.2	Share Award Agreement with Chris H. Giordano
10.3	Co-Chair Agreement with Pat LaVecchia
10.5	Co-Chair Agreement with Chris H. Giordano
10.5	Certificate of Designations, Rights and Preferences of the Class C Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2010

Omar Barrientos	By: /s/ Omar Barrientos
President Principal Executive Officer